AMENDMENT NO. 2 TO THE ADMINISTRATION AGREEMENT
                  AMENDMENT NO. 1 TO THE DISTRIBUTION AGREEMENT

     This Amendment No. 2 to the Administration Agreement and Amendment No. 1 to the Distribution Agreement (together, the "Amendment") is made effective as of October 1, 2006, by and among Causeway Capital Management Trust (the "Trust"), SEI Investments Global Funds Services (the "Administrator"), and SEI Investments Distribution Co. (the "Distributor").

     WHEREAS, the Trust and the Administrator are parties to an Administration Agreement (the "Administration Agreement") dated September 20, 2001, as amended; and

     WHEREAS, the Trust and the Distributor are parties to a Distribution Agreement (the "Distribution Agreement") dated September 20, 2001; and

     WHEREAS, Schedule B of the Administration Agreement states that the Administrator agrees to provide to the Trust the services listed on EXHIBIT A (the "Distribution Services"); and

     WHEREAS, in fact the Distributor, not the Administrator, has provided the Distribution Services from inception, and the parties desire to amend the Administration Agreement and Distribution Agreement to reflect this.

     NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. SCHEDULE B OF THE ADMINISTRATION AGREEMENT. The Distribution Services shall be deleted from Schedule B of the Administration Agreement.

2. NEW ARTICLE 17 OF THE DISTRIBUTION AGREEMENT. The following shall be added to the Distribution Agreement:

     ARTICLE 17. MISCELLANEOUS SERVICES. The Distributor shall provide the Trust with the services listed on EXHIBIT A.

2. RATIFICATION OF AGREEMENTS. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Administration Agreement and Distribution Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.


                      ***** signature page to follow *****

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CAUSEWAY CAPITAL MANAGEMENT TRUST

    By:  /s/ Turner Swan
         ----------------------------
    Name:  Turner Swan
    Title: President


SEI INVESTMENTS GLOBAL FUNDS SERVICES

    By:  /s/ Michael Pang
         ----------------------------
    Name:  Michael Pang
    Title: Vice-President

SEI INVESTMENTS DISTRIBUTION CO.

    By: /s/ John Munch
         ----------------------------
    Name:  John Munch
    Title: General Counsel

                                    EXHIBIT A

GENERAL LEGAL CONSULTING

          Negotiate and execute sub-distribution agreements with broker/dealers on behalf of Portfolios Coordinate and execute operational agreements (networking agreements, NSCC redemption agreements, etc.)
          Coordinate and execute 401(k) agreements and shareholder service agreements with various record-holders and other financial intermediaries
          Coordinate and execute service agreements with Supermarkets (Schwab, Fidelity, Jack White, etc.) and other financial intermediaries

GENERAL BUSINESS CONSULTING

          Recommend opportunities for asset gathering or asset growth Identify best practices and suggest methods for improving internal efficiencies
          Conduct general business planning

NASD REVIEW

          Review and approve all collateral fund marketing materials to ensure compliance with SEC & NASD advertising rules
          Conduct NASD filing of materials
          Respond to NASD comments on marketing materials
          Review and file Internet sites according to NASD policies
          Provide client with copy of SEI's SEC & NASD Marketing Materials Guidebook

INVESTOR SERVICES

          Obtain toll free lines and call prompters for fund family
          Provide servicing team, consisting of NASD-licensed representatives, as well as Interactive Voice Response Support (VRU, described below) to handle investor service calls at the following service levels:
               Level One: 100 combined live agent calls per month
               Level Two: 300 live agent calls and 200 VRU calls per month (and the additional services noted below under the headings "Periphonics Interactive Voice Response Support" and "ACS" shall be provided)

          Respond to shareholder questions regarding the fund family
          Respond to shareholder account inquiries
          Respond to shareholder questions regarding financial statements and performance information
          Submit shareholder requests for literature (only if client chooses ACS for fulfillment tracking)
          Provide 2 monthly standard management reports on statistics around inbound shareholder calls (Stats, is_cp)
          Conduct routine Q/A testing on all shareholder services representatives

          Coordinate set-up of toll free lines, call prompter services, and consultation on best practices around call prompters

          If, in any given month, the Trust's assets (meaning average daily net assets for the month) equal or exceed $150 million or the Administrator handles 500 telephone calls (whether via live agent or VRU), the Trust shall, beginning in the next successive month and thereafter automatically begin to receive telephone support services denoted as "Level 2." Thereafter, the number of investor service calls provided by the Administrator will vary monthly in accordance with the Trust's asset level as at the end of the prior month, provided that the investor services will not return to Level 1 once Level 2 has been established. For every incremental $25 million in Trust assets (above a base level of $150 million, e.g., $175 million, $200 million, et seq.) as at the end of a particular month, the Trust shall be entitled to an additional 300 live agent calls and 200 VRU calls for the subsequent month. For the avoidance of doubt, a reduction in Trust assets below the incremental amounts established above (e.g., $200 million, $175 million, etc.) will result in the reduction in the number of investor service calls provided by the Administrator in the following month.

E-MAIL RESPONSE SUPPORT

          Receive inbound email into messaging database and generate auto-response verifying receipt.
          Assess and categorize each inbound email request or question.
          Process appropriate response, to include both "canned" and "free form" responses.
          Provide response team consisting of NASD-licensed reps.
          Submit requests for literature (only if client chooses ACS for fulfillment tracking and MaxWeb website template)
          Provide standard management reports on statistics around demographics, response rates, and standards.
          Provide Q/A review of response, conducted by licensed Principal.

FULFILLMENT SERVICES (BY R.R. DONNELLY)

          Coordinate reduced-rate pricing with preferred provider
          Oversee fulfillment vendor and coordinate for best practices Assign inventory codes and conduct inventory management
          Review and approve bills
          Provide "best practices" advice for minimizing fulfillment costs


                                       ii